Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

People’s United Financial, Inc.:

We consent to the use of our reports dated March 3, 2014, with respect to the consolidated statements of condition of People’s United Financial, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference in the Registration Statement on Form S-8 of People’s United Financial, Inc.

/s/ KPMG LLP

Stamford, Connecticut

May 15, 2014